SHARE PURCHASE AGREEMENT

CLOUGH FUNDS TRUST
On behalf of its series, Clough Global Long/Short Fund (the “Fund”)

This Agreement is made effective as of the __ day of September 2015 between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and Clough Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of the Fund.

WHEREAS, the Fund wishes to sell to ALPS, and ALPS wishes to purchase from the Fund, shares of beneficial interest of each class of shares of the Fund in the amount listed on Appendix A hereto (collectively, the “Shares”); and

WHEREAS, ALPS is purchasing the Shares for the purpose of acquiring the initial Shares of the Fund.

NOW, THEREFORE, the parties hereto agree as follows:

1.            Simultaneously with the execution of this Agreement, ALPS is delivering to the Fund payment in the amount listed on Appendix A hereto in full payment for the Shares.

Executed as of the date first set forth above.

ALPS FUND SERVICES, INC.

By: Jeremy O. May
Its: President

CLOUGH FUNDS TRUST

By: Edmund J. Burke
Its: President

Appendix A

Class A Shares
Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Clough Global Long/Short Fund	1	$10.00	$10

Class C Shares
Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Clough Global Long/Short Fund	1	$10.00	$10

Class I Shares
Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Clough Global Long/Short Fund	1	$10.00	$10